UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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BioMarin Pharmaceutical Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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BioMarin Pharmaceutical Inc.

May 23, 2005

Dear Shareholder:

I’m pleased to have this opportunity to introduce myself to you as the new Chief Executive Officer of BioMarin Pharmaceutical Inc. and to provide you with my perspective on our company. I believe in the significance of the BioMarin opportunity and I am committed to the goals of firmly establishing BioMarin as a leader in the biotechnology industry and increasing the value of your investment in BioMarin’s stock. I believe that your goals and mine are very much the same.

With the resignation of my predecessor in August of 2004, your Board was faced with a number of difficult decisions. Nonetheless, their judicious yet aggressive response has yielded substantial value to you, even in the absence of a permanent CEO. I believe the Board’s accomplishments in this short time are truly remarkable and include:

•	Our recently-announced partnership with Serono, with an upfront payment of $25 million and milestone payments of up to $232 million;

•	Our initiation of Phase 3 Clinical Trials of Phenoptin™ for PKU;

•	Our positive results from the Phase 3 extension study of Naglazyme in MPS VI;

•	Our successful avoidance of a dilutive financing during a period when our stock price was unnaturally depressed;

•	The successful retention of the BioMarin management and research teams during this period of significant uncertainty; and, if I may humbly add,

•	The selection of myself to join BioMarin as the new CEO after what I’m advised was a thorough and highly selective search.

As a result of these diligent efforts, the price of your stock increased from $4.83 on August 12, 2004, the date on which my predecessor left, to $7.13 on May 19, 2005—an increase of 48%!

Despite these extraordinary achievements during what otherwise would be a troubled time for any company, a small group of dissident shareholders has launched a costly and divisive proxy fight in its attempt to gain three seats on your Board of Directors.

I caution you that you may be hearing shortly from this dissident group—headed by Caduceus Capital, an off-shore investment fund, and its affiliates—in their attempt to persuade you to vote your shares for their nominees. Although the Caduceus group and its affiliates own only 8% of BioMarin’s stock, they are seeking 43% of the seats on your Board of Directors.

In my brief time with BioMarin, I have been extremely impressed with the management team and Board of Directors. I am absolutely convinced that having a split Board—which is what would result if the Caduceus nominees were elected—would be divisive and disruptive, and could be very harmful to the momentum that has been generated at BioMarin.

In the coming weeks, I will be communicating with you regularly regarding our achievements and our goals. I also want you to know that you have my personal pledge that I am committed to increasing shareholder value.

I urge you to vote for your Board’s highly qualified nominees by signing, dating and returning the enclosed WHITE proxy card, and I thank you for your attention and anticipated support.

Sincerely,

Jean-Jacques Bienaimé Chief Executive Officer and Director

IMPORTANT

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU HAVE. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT TODAY IN THE PRE-ADDRESSED, POSTAGE-PAID ENVELOPE. I URGE YOU NOT TO SIGN, EVEN AS A PROTEST, ANY BLUE PROXY CARD THAT MAY BE SENT TO YOU.

If you have any questions, please call our proxy solicitor:

Morrow & Co., Inc. at 1-800-607-0088.